UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

THE STEAK N SHAKE COMPANY (Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (317) 633-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

    On February 17, 2009, David C. Milne, the Vice President, General Counsel and Corporate Secretary of The Steak n Shake Company (the “Company”), resigned from his positions with the Company and its affiliated entities.  In conjunction with his resignation, Mr. Milne entered into an agreement with the Company (the “Separation Agreement”), which supersedes all other severance or employment agreements.  The Company's obligations to Mr. Milne under the Separation Agreement are the same as those set forth in the First Amendment to Change in Control Benefits Agreement, dated April 22, 2008, between Mr. Milne and the Company, the form of which was attached as Exhibit 10.04 to the Company’s Form 10-Q filed May 19, 2008.

    Under the Separation Agreement, Mr. Milne will receive as severance compensation an amount equal to one year of his current salary, which is subject to offset by any salary Mr. Milne earns from a subsequent employer.  He may also receive a pro rata amount under a bonus plan that may be established by the Compensation Committee.  At this time there is no definitive plan in place under which a payment would be calculated.  Mr. Milne will receive coverage under the Company’s group medical plans (or payment for COBRA coverage) for up to one year or until he is eligible to participate in a group health plan offered by a subsequent employer and use of a Company-owned automobile for up to 60 days or until he is provided with the use of an automobile by a subsequent employer.

    The foregoing is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1, and the information set forth therein is incorporated herein by reference as part of this item.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

10.1	Separation Agreement between the Steak n Shake Company and David C. Milne

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE STEAK N SHAKE COMPANY

By: /s/ Sardar Biglari
Sardar Biglari
Executive Chairman and Chief Executive Officer

Dated: February 20, 2009